Exhibit 10.202
LIBERTY MUTUAL
SEVERANCE PAY PLAN
Article 1
Purpose
The Liberty Mutual Severance Pay Plan is designed to provide severance benefits to certain employees of Liberty Mutual Insurance Company and certain of its parent companies, subsidiaries and affiliates who are involuntarily terminated from their employment. To the extent the Plan makes no specific provision for awarding severance pay in a particular situation, then no severance benefits will be awarded under the Plan.
On September 10, 2003, the respective Boards of Directors of Liberty Mutual Insurance Company and Liberty Mutual Group Inc. passed resolutions effecting a transfer in the sponsorship of the Plan from Liberty Mutual Insurance Company to Liberty Mutual Group Inc., so that effective September 24, 2003, Liberty Mutual Group Inc. became the Plan Sponsor, and Liberty Mutual Insurance Company became a participating employer in the Plan and the Plan Administrator. In addition, in connection with such transfer, Liberty Mutual Group Inc. assumed all liabilities with respect to the Plan as amended and restated, and the Board of Directors of Liberty Mutual Insurance Company authorized the amendment and restatement of the Plan to reflect such changes.
Article 2
Definitions
For purposes of the Plan, the following terms shall have the meanings set forth below:
2.1 “Company” shall mean Liberty Mutual Group Inc., its parent companies, subsidiaries and affiliates which adopt the Plan with the approval of the Board of Directors of Liberty Mutual Group Inc., a committee thereof, or a delegee of either, a listing of which is attached hereto as Schedule A.
2.2 “Comparable Position” shall mean a position that the Plan Administrator determines, in its sole discretion, to be comparable taking into account such factors as: (i) reasonable commuting distance; (ii) salary; (iii) full-time or part-time status (as defined by Company policy); (iv) the qualifications, skills and experience required to perform the position; and (v) the similarity of the position’s responsibilities and duties.
SEVERANCE PLAN REVISED 2/05/09

2.3 “Eligible Participant” shall mean a Participant who satisfies the eligibility requirements set forth in Article 3 hereof.
2.4 “Participant” shall mean any full-time or part-time employee of the Company employed in the United States. “Participant” shall not include the following individuals as determined by the Plan Administrator, in its sole discretion:
(a)	individuals hired by the Company for a temporary period of time or on a co-op or work-study basis; or

(b)	individuals eligible to participate in another severance plan sponsored by the Company or who may be eligible to receive similar benefits in certain circumstances pursuant to any agreement to which the Company is a party, regardless of whether or not such individuals actually receive such benefits upon termination pursuant to such plan or agreement; or

(c)	individuals who are employees of temporary service agencies or who are identified by the Company as independent contractors.
2.5 “Plan” shall mean the Liberty Mutual Severance Pay Plan as amended and restated, and as may be amended from time to time.
2.6 “Plan Administrator” for purposes of ERISA and the Plan shall mean Liberty Mutual Insurance Company.
2.7 “Plan Year” shall mean a calendar year.
2.8 “Purchaser” shall mean an entity that purchases all or part of the stock or assets of the Company, including all of the purchasing entity’s parent companies, subsidiaries, affiliates and other related entities.
2.9 “Range of Effective Performance” shall mean performance by a Participant of his or her job duties that is judged by the Company, in its sole discretion, to meet the expectations and objectives set for the Participant by the Company.
2.10 “Severance Benefits” shall mean benefits paid to any Eligible Participant in accordance with the terms of the Plan.
2.11 “Vendor” shall mean any entity that contracts with the Company to perform services previously performed by employee(s) of the Company.
SEVERANCE PLAN REVISED 2/05/09

2.12 “Weekly Pay” for purpose of calculating benefits under the Plan shall be determined as follows:
(a)	For full-time non-sales employees, an amount equal to l/52nd of a Participant’s base rate of annual salary at the time of termination.

(b)	For full-time sales employees, an amount equal to l/52nd of a Participant’s base rate of annual salary at the time of termination, plus l/52nd of the sales bonuses and/or commissions paid to a Participant in the most recent 12-month period of employment prior to the date of termination.

(c)	For part-time non-sales employees, an amount equal to the product of the average number of hours worked by a Participant each week in the past fifty-two weeks, or where the period of part-time service is less than fifty-two weeks, the average of the number of hours worked per week on a part-time basis, times the hourly rate at the time of termination.

(d)	For part-time sales employees, an amount equal to “Weekly Pay” as defined above for part-time non-sales employees, plus l/52nd of the sales bonuses and/or commissions paid to a Participant in the most recent 12-month period of employment prior to the date of termination.
Except as specifically provided above, in no event shall Weekly Pay include any overtime, deferred compensation, matching contributions to the TIP program made by the Company, awards, imputed income from special awards, incentive compensation advances, pay differentials, stipends, or any other fringe benefits, bonuses, incentive compensation or remuneration. Determination of sales or non-sales status shall be based on position held on the date of termination.
2.13 “Year(s) of Service” shall be calculated at the rate of one year of service for each full year of service with Company as of the date of termination. For example, five years and one month of service and five years and eleven months of service are both counted as five Years of Service. Past service with the Company shall be credited in full month increments at the rate of one month of service for each full month of service and will be added to the current service to determine full Years of Service. If, however, a Participant’s past service, or a portion of that past service, has previously resulted in a severance payment to the Participant by the Company, whether pursuant to the Plan, any other plan sponsored by the Company, or any contractual agreement, then any portion of that past service that previously resulted in payment of Severance Benefits to the Participant shall not be added to the current service to determine full Year(s) of Service. In determining the amount of past service that has resulted in payment of Severance Benefits to the Participant, weeks of severance already paid will be allocated
SEVERANCE PLAN REVISED 2/05/09

to Years of Service first and then to the three weeks added to Years of Service pursuant to Article 4.2(a) or (b).
Article 3
Eligibility Requirements
3.1 Eligibility Requirements. In order to be an Eligible Participant under the Plan, a Participant must meet one of the following criteria and must, within the time limit specified in Article 4.4(ii) or any shorter time limit set by the Company, execute a release of all employment-related claims in favor of the Company and its officers and employees:
(a)	he or she is selected for termination due to reorganization, job relocation or staff reduction efforts and the Company, any Company affiliate or subsidiary, a Purchaser or a Vendor does not offer him or her a Comparable Position; and, the Participant continues to be employed with the Company until the date set by the Company for termination; provided, however, that the transfer of a Participant’s employment from one participating company listed in Schedule A to another participating company listed in Schedule A shall not constitute a “termination” for purposes of this Section 3.1 (a); or

(b)	he or she is terminated due to poor performance; or

(c)	his or her disability leave exceeds 26 weeks and, at the time he or she is able to return to work, his or her position has been filled and he or she is not offered a Comparable Position, and he or she terminates employment; or

(d)	he or she is terminated because his or her benefits under a long-term disability plan of the Company become exhausted due to limits set forth in the long-term disability plan (as opposed to a termination of benefits due to a change in the Participant’s condition or a reevaluation of his or her condition), and he or she is unable to return to work as a result of his or her condition.
3.2 Exclusions from Eligibility. Notwithstanding anything herein to the contrary, a Participant shall not be eligible for benefits under the Plan if:
(a)	he or she is terminated for cause, as determined by the Plan Administrator in its sole discretion; or

(b)	he or she is terminated due to retirement, resignation or death; or
SEVERANCE PLAN REVISED 2/05/09

(c)	he or she (i) is entitled to severance benefits calculated or determined under any other plan or contractual agreement; or (ii) is a participant in or covered by another plan or agreement providing for similar benefits, regardless of whether or not he or she receives benefits upon termination pursuant to such plan or agreement; or

(d)	he or she is selected for termination due to reorganization, job relocation or staff reduction and he or she: (i) accepts an offer for any position with a Purchaser, the Company or any Company affiliate or subsidiary; (ii) accepts an offer for a Comparable Position with a Vendor; provided, however, that this Article 3.2(d)(ii) shall not apply to any former Participant who, after termination of employment with the Company, subsequently performs service for the Company either as an employee of a temporary services agency through a payrolling arrangement initiated at the request of the Company or as an independent contractor; or (iii) refuses an offer from the Company, any Company affiliate or subsidiary, a Purchaser or a Vendor for a Comparable Position; or

(e)	his or her disability leave exceeds 26 weeks and at the time he or she is able to return to work, he or she either (i) accepts an offer for any position with a Purchaser, a Vendor, the Company or any Company affiliate or subsidiary; or (ii) refuses an offer from the Company, any Company affiliate or subsidiary, a Purchaser or Vendor for a Comparable Position.
Article 4
Severance Pay Benefits
4.1 Payment of Benefits. Subject to the provisions of the Plan, including but not limited to the provisions of this Article 4, Liberty Mutual Group Inc. shall pay or shall cause one of its subsidiaries or affiliates to pay Severance Benefits to any Eligible Participant who does not revoke the release required pursuant to Article 3.1 and Article 4.4 hereof within the time period for revocation provided for in said release. Notwithstanding any other Plan provision to the contrary, Severance Benefits payable to any Participant pursuant to the Plan shall be paid no later than December 31 of the second calendar year following the calendar year in which the Participant separates from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and as interpreted under Treasury Regulations.
4.2 Calculation of Benefits. Severance Benefits shall be calculated as follows:
(a)	For an Eligible Participant whose job performance is within or above the Range of Effective Performance at the time of termination:
SEVERANCE PLAN REVISED 2/05/09

[(Two x Years of Service) + Three Weeks = Total Weeks]
times
Weekly Pay
(b)	For an Eligible Participant whose job performance is below the Range of Effective Performance at the time of termination:
[(One x Years of Service) + Three Weeks = Total Weeks]
times
Weekly Pay
(c)	Determination of job performance will be made on the date of termination regardless of the rating indicated on the last formal performance review.
4.3 Maximum Week Cap. Total Weeks are subject to the following Maximum Week Cap, determined by grade level as follows:

Grade Levels	Maximum Week Cap

3 to 10 and 52	27 weeks

11 to 18, 41, 81 to 83, 86, and 89 to 93	39 weeks

19 to 39, 84, 85, 87, 88, and 94 to 99	52 weeks
4.4 Release Requirement and Method of Payment. No Severance Benefits will be paid unless and until (i) the Participant’s employment is terminated, (ii) the Participant executes within 48 weeks of the date that the Participant’s employment terminates a release of all employment-related claims in favor of the Company, its officers and employees, and (iii) any revocation period provided for in said release has expired.
An Eligible Participant shall be paid Severance Benefits in biweekly installments. Each Eligible Participant shall be responsible for keeping the Company informed of any change of name, address or tax status. All correspondence to the Company must include the Eligible Participant’s Social Security number.
In the event an Eligible Participant dies after execution of the release and prior to the cessation of benefit payments, any remaining payments owed to the Eligible Participant under the Plan will be payable to his or her estate in a lump sum.
SEVERANCE PLAN REVISED 2/05/09

4.5 Effect of Reemployment with the Company or Purchaser.
(a)	If a Participant is employed or re-employed with any Purchaser, the Company or any Company affiliate or subsidiary, Severance Benefits shall cease on the first day of employment or reemployment and the Participant shall repay any Severance Benefits applying to the period after such employment or reemployment date, in accordance with Article 4.5(b) below. If a Participant is re-employed by the Company within 30 days of termination, the Participant shall be reinstated with no loss of service and must repay all Severance Benefits received, in accordance with Article 4.5(b) below. This Article 4.5, however, shall not apply to any former Participant who, after termination of employment with the Company, subsequently performs service for the Company either as an employee of a temporary services agency through a payrolling arrangement initiated at the request of the Company or as an independent contractor.
(b)	Repayment of Severance Benefits under this Article 4.5 may be made either: (i) in full on the date of employment or reemployment; or (ii) through deductions from future paychecks by mutual agreement between the Participant and the Company.
4.6 Coordination of Benefits. Notwithstanding any other Plan provision to the contrary, Severance Benefits shall be reduced by any severance payments which the Company may be required to pay under any federal, state or municipal law.
4.7 Tax Withholding/Other Deductions. The amount of all payments made under this Plan are treated as taxable compensation and are subject to statutory deductions, including withholding of applicable federal, state and local taxes, FICA, FUTA and SUTA and will be reported to the IRS on Form W-2 or other applicable forms. Notwithstanding any other Plan provision to the contrary, Severance Benefits may be reduced by any amounts owed by a Participant (i) to the Company, (ii) to any parent company, subsidiary or affiliate of the Company, or (iii) to any benefit plan or program sponsored by the Company or by any parent company, subsidiary or affiliate of the Company, including but not limited to amounts owed in connection with any overpayments to a Participant or any unauthorized or improper use of a corporate credit card by a Participant. Further, payment of Severance Benefits may be terminated or suspended by the Manager of Employee Relations of Liberty Mutual Insurance Company if a Participant fails to return Company property to the Company following the termination of his or her employment.
4.8 Other Company Benefits. Severance Benefits are not considered eligible compensation for other Company benefit plans; thus, no contributions will be made from any Severance Benefits to the Liberty Mutual Employees’ Thrift-Incentive Plan or any other benefit plan.
SEVERANCE PLAN REVISED 2/05/09

4.9 Financing of Benefits. Benefits under the Plan shall be paid out of the general assets of Liberty Mutual Group Inc. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind between the Company and any person. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured creditor.
4.10 No Assignment of Benefits. No Participant shall have the right to alienate, assign, commute or otherwise encumber benefits under this Plan for any purpose, and any attempt to do so will be deemed null and void.
Article 5
Administration of Plan
5.1 Authority of Plan Administrator. The Plan Administrator will administer this Plan, furnish all notices and perform all filings as required by law. Except as otherwise expressly provided herein, the Plan Administrator will have the exclusive right and discretionary authority, to the fullest extent provided by law, to interpret the Plan, decide all questions of eligibility, determine the amount, time and manner of payment of any Plan distribution, and decide any other matters arising hereunder in the administration and operation of the Plan, and any interpretations or decisions so made will be conclusive and binding on all persons having an interest in the Plan; provided, however, that all such interpretations and decisions will be applied in a uniform and nondiscriminatory manner to all employees.
5.2 Claims and Appeals Procedure. If any Participant disagrees with a decision to deny, entirely or in part, the payment of any Severance Benefits, the Participant should submit his or her claim, in writing, to the Manager of Employee Relations of Liberty Mutual Insurance Company who will provide such Participant a comprehensible written notice setting forth:
(a)	the specific reason or reasons for such denial with reference to those specific Plan provisions on which the denial is based;

(b)	a description of any additional material or information necessary for the Participant to submit to perfect the claim and an explanation of why such material or information is necessary; and
SEVERANCE PLAN REVISED 2/05/09

(c)	a description of the Plan’s claim review procedure and time frames, including a statement of the Participant’s right to bring a civil action under ERISA following an adverse decision on appeal.
Such written notice of denial will be given within 90 days after the claim is received by the Manager of Employee Relations of Liberty Mutual Insurance Company unless he or she determines that special circumstances require an extension. In such case, a written extension notice shall be furnished before the end of the initial 90-day period. The extension cannot exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the decision is expected to be rendered.
The claim determination time frames begin when a claim is filed without regard to whether all the information necessary to make a claim determination accompanies the filing.
If a Participant disagrees with a decision of the Manager of Employee Relations to deny the payment of any Severance Benefits, in whole or in part, the Participant should submit his or her claim, in writing, to the Plan Administrator within 60 days after the Participant receives the notice of denial. The Participant has the right to:
(1)	Submit, for review, written comments, documents, records and other information relating to the claim;
(2)	Request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(3)	A review that takes into account all comments, documents, records, and other information submitted by him or her, without regard to whether such information was submitted or considered in the initial claim decision.
The Plan Administrator will make a full and fair review of the appeal and may require additional documents as deemed necessary in making such a review. A final decision on review will be made within a reasonable period of time but not later than 60 days following receipt of the written request for review unless the Plan Administrator determines that special circumstances require an extension. In such case, a written extension notice will be sent to the Participant by the Plan Administrator before the end of the initial 60-day period. The extension notice shall indicate the special circumstances and the date by which the appeal decision is expected to be rendered. The extension cannot exceed a period of 60 days.
SEVERANCE PLAN REVISED 2/05/09

The appeal time frames begin when an appeal is filed, without regard to whether all the information necessary to make an appeal decision accompanies the filing.
If an extension is necessary because the Participant failed to submit necessary information, the days from the date the Plan Administrator sends the Participant the extension notice until the Participant responds to the request for additional information are not counted as part of the appeal determination period.
The notice of denial shall include:
(1)	The specific reason or reasons for denial with reference to those Plan provisions on which the denial is based;

(2)	A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to his or her claim; and

(3)	A statement describing any voluntary appeal procedures offered by the Plan and the Participant’s right to obtain the information about such procedures, and a statement of his or her right to bring an action under ERISA.
All claims by Participants, beneficiaries, and others based on a purported failure to follow the Plan’s terms, including but not limited to an alleged failure to follow any direction from a Participant pursuant to Plan terms, an alleged administrative error or omission, or other alleged misconduct, are subject to the Plan’s claims procedures.
Article 6
Amendment and Termination
The Company or its parent or ultimate parent company, through their respective boards of directors or a committee of one of those boards, shall have the right at any time to: (i) amend, modify, or terminate the Plan provided that any such amendment, modification, or termination will not prejudice any claim or benefit under the Plan which was incurred but not paid prior to the amendment, modification, or termination; and (ii) delegate to the Chief Executive Officer of the Company the authority (a) to make any plan amendment required to bring the Plan into conformity with law or regulation; and (b) to amend the Plan, provided those amendments are not considered material because the financial exposure to either the Plan or to the Plan Sponsor is not material and there is no change in the Participants’ benefits or any change is immaterial and/or the change is to the administrative provisions of the Plan, such as claims processes or allocation of responsibilities for administering various aspects of the Plan.
SEVERANCE PLAN REVISED 2/05/09

Article 7
Miscellaneous
7.1 Right to Terminate Employment. Nothing in this Plan shall be construed to constitute a contract of employment between any Participant and the Company, nor as giving any Participant the right to be retained in the employ of the Company. The Company expressly reserves the right to dismiss any Participant at any time without regard to the effect which such dismissal might have upon the Participant under the Plan.
7.2 ERISA Plan. The Plan is classified as a welfare plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”). It is intended to be a Severance Pay Plan as defined in Federal Regulation 29 CFR 2510.3-2(b).
The employer identification number assigned by the Internal Revenue Service to the Plan Sponsor, Liberty Mutual Group Inc., is 04-3583679. The Plan number assigned in accordance with instructions from the Internal Revenue Service is 507. Plan records will be maintained on a calendar year basis.
7.3 Legal Service. Process can be served on the Plan Administrator by directing such service to the Senior Vice President and Manager — Human Resources & Administration at Liberty Mutual Insurance Company, 175 Berkeley Street, Boston, Massachusetts 02117-0147.
7.4 Effective Date. The original effective date of the Plan is June 1, 1990. The Plan as amended and restated is effective February 5, 2010.
IN WITNESS WHEREOF, Liberty Mutual Group Inc. has caused this instrument to be executed by its duly authorized officer this 4th day of February, 2010 on its behalf and on behalf of each participating parent company, subsidiary or affiliate.

LIBERTY MUTUAL GROUP INC.
By:	/s/ Helen E.R. Sayles

SEVERANCE PLAN REVISED 2/05/09

SCHEDULE A
LIBERTY MUTUAL SEVERANCE PAY PLAN PARTICIPATING COMPANIES
Liberty Mutual Group, Inc. (Plan Sponsor)
*Liberty Mutual Insurance Company
Wausau Service Corporation
Liberty Life Assurance Company of Boston
Cascade Disability Management, Inc.
LM Personal Insurance Company (formerly known as Prudential Commercial Insurance Company, Inc.)
LM General Insurance Company (formerly known as Prudential General Insurance Company)
LM Property and Casualty Insurance Company (formerly known as Prudential Property and Casualty Insurance Company)
Liberty Northwest Insurance Corporation
The Netherlands Insurance Company
Golden Eagle Insurance Corporation
Liberty Insurance Holdings, Inc. (former Montgomery Mutual)
The National Corporation (former Go America)
Colorado Casualty Insurance Company
Safeco Corporation
*Helmsman Management Services LLC
*Helmsman Insurance Agency LLC
*Summit Consulting, Inc.
*Liberty Mutual Fire Insurance Company (Florida)
*Liberty Insurance Corporation (Florida)
*The First Liberty Insurance Corporation (Florida)

*	Payroll entities with employees paid under FEIN designated for particular company
SEVERANCE PLAN REVISED 2/05/09

ADDENDUM 1
Additional Provisions Specific to Former
Employees of The Ohio Casualty Insurance Company
(a)	The provisions of this Addendum 1 apply only to those individuals, referred to hereinafter as “Transferred Ohio Casualty Employees,” (i) who were employed by The Ohio Casualty Insurance Company or any of its subsidiaries or affiliates (“Ohio Casualty”) on August 24, 2007, (ii) who remain employed by Ohio Casualty from August 24, 2007 through December 31, 2007, and (iii) whose employment transfers to the Company on January 1, 2008, directly from Ohio Casualty without any break in service. Transferred Ohio Casualty Employees shall not be eligible for Severance Benefits under any provision of the Plan except this Addendum.

(b)	If the employment of any Transferred Ohio Casualty Employee is involuntarily terminated by the Company during the period of time from January 1, 2008 through August 31, 2008, then the Company shall calculate the following two amounts: (i) the value of any Severance Benefits for which the Transferred Ohio Casualty Employee normally would be eligible pursuant to Articles 2-5 of the Plan as set forth above but for the operation of Section (a) of this Addendum, above, and (ii) the value of any severance benefits for which the Transferred Ohio Casualty Employee would have been eligible pursuant to the final restatement of the Ohio Casualty Insurance Company Severance Pay Plan (the “Ohio Severance Plan”), assuming for purposes of this calculation that the Transferred Ohio Casualty Employee had not transferred employment to the Company and had instead remained employed by Ohio Casualty subject to the Ohio Severance Plan until the date of the termination giving rise to this calculation.

(c)	In lieu of any other payment pursuant to the Plan, the Company shall pay to the Transferred Ohio Casualty Employee in biweekly installments the greater of the two amounts calculated pursuant to Section (b) of this Addendum, if any, provided that the Transferred Ohio Casualty Employee executes and does not revoke the release required pursuant to Article 3.1 and Article 4.4 hereof within the time period for revocation provided for in said release.
SEVERANCE PLAN REVISED 2/05/09

ADDENDUM 2
Additional Provisions Specific to Former
Employees of Safeco Corporation or any of its Subsidiaries or Affiliates
(a)	The provisions of this Addendum 2 apply only to those individuals, referred to hereinafter as “Transferred Safeco Employees,” (i) who were employed on September 22, 2008 by Safeco Corporation or any of its subsidiaries or affiliates as of September ,22, 2008 (“Safeco”), (ii) who remain employed by Safeco from September 22, 2008 through December 31, 2008, and (iii) whose employment transfers to the Company on January 1, 2009, directly from Safeco without any break in service. Transferred Safeco Employees shall not be eligible for Severance Benefits under any provision of the Plan except this Addendum.

(b)	If the employment of any Transferred Safeco Employee terminates during the period of time from January 1, 2009 through September 22, 2010, then the Company shall calculate the value of any Severance Benefits for which the Transferred Safeco Employee normally would be eligible as a consequence of his or her termination pursuant to Articles 2-5 of the Plan as set forth above, but for the operation of Section (a) of this Addendum. In addition, the Company shall calculate either (i) the value of any severance pay and COBRA-related benefits for which the Transferred Safeco Employee normally would have been eligible pursuant to the Safeco Employees’ Severance Plan (the “Safeco Plan”) as a consequence of his or her termination, assuming for purposes of this calculation that the Transferred Safeco Employee had not transferred employment to the Company and had instead remained employed by Safeco subject to the Safeco Plan until the date of the termination giving rise to this calculation; or (ii) only if the Transferred Safeco Employee would have been covered by the Safeco Non-CEO Executive Severance Guidelines (the “Guidelines”) rather than the Safeco Plan, the value of any benefit for which the Transferred Safeco Employee normally would have been eligible pursuant to the Guidelines — at the typical benefit level without adjustment — as a consequence of his or her termination, assuming for purposes of this calculation that the Transferred Safeco Employee had not transferred employment to the Company and had instead remained employed by Safeco subject to the Guidelines until the date of the termination giving rise to this calculation.

(c)	In lieu of any other payment pursuant to the Plan, the Company shall pay to the Transferred Safeco Employee in biweekly installments the greater of the two amounts calculated pursuant to Section (b) of this Addendum, if any, provided that the Transferred Safeco Employee executes and does not revoke the release required pursuant to Article 3.1 and Article 4.4 hereof within the time period for revocation provided for in said release.
SEVERANCE PLAN REVISED 2/05/09